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                                  EXHIBIT 99.0


                      PRESS RELEASE DATED JANUARY 12, 1998



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                            FOR IMMEDIATE RELEASE...

                         SHOPPING.COM AND @HOME NETWORK
                      STRIKE PROMOTIONAL AGREEMENT TO REACH
                          ADDITIONAL INTERNET SHOPPERS

CORONA DEL MAR, Calif. - (January, 1998) - Shopping.com (OTC: IBUY), a high-growth online retailer of the lowest priced and broadest mix of consumer products, and @Home Network (NASDAQ:ATHM), the leader in high-speed Internet service via Cable modem technology, today announced an 18-month agreement which will give Shopping.com (www.shopping.com) a major presence as premier internet shopping site, offering over one million brand name products, on the @Home service. The agreement consists of broadband strategic promotion of Shopping.com across the @Home Guide pages, Home page and other areas on the @Home Network.

"In addition to conventional Internet access, web shoppers will soon have high-speed, direct access to Shopping.com's Superstore through the @Home Network's cable Internet market," stated Douglas Hay, Chief Operating Officer at Shopping.com. "We are very excited about the @Home opportunity. During the first three days of our promotional program on @Home, we received equal or more "hits" to our site through @Home than we received when customers used the AOL browser."

"(Quote from Christopher Zak, @Home National Account Manager or Charles Moldow, @Home Network's Vice President of Media Development.)"

ABOUT SHOPPING.COM
Shopping.com, headquartered in Corona del Mar, CA, is a high-growth online retailer offering the largest selection of top brand name consumer products organized by category and targets both the consumer and commercial markets. Utilizing state-of-the-art proprietary systems technology, Shopping.com offers Internet shoppers over one million products, ranging from computers, books, Cds, office products, at everyday low prices, with fast delivery using direct vendor shipping, secure on-line payment protection and e-mail services to provide a user-friendly web shopping experience. Shopping.com takes the hassle out of searching for the lowest prices as its systems shops and compares product prices of other retailers and retail web sites to offer customers added value with the lowest wholesale prices.

ABOUT @HOME NETWORK
Based in Redwood City, California, @Home Network (www.home.net) distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options including the cable industry's hybrid-fiber coaxial infrastructure. The cable connection provides users significant increases in speed over conventional Internet services. Leveraging the "always on" attributes of cable, @Home allows for unique multimedia applications that go beyond current Web experiences. Since its founding in May 1995, @Home Network has reached affiliate agreements with eight leading cable companies in North America, including Tele-Communications Inc., Cablevision Systems Corp., Comcast Corporation, Cox Communications, InterMedia Partners, Marcus Cable, Rogers Cablesystems Limited and Shaw Communications.

Visit Shopping.com's Superstore website at WWW.SHOPPING.COM or for further information contact.